For the six-month period ended (a) September 30, 1995
File number (c) 811-4710



                         SUB-ITEM 77H
              Change in Control of the Registrant


     At a meeting held on March 15, 1995, the Board of Directors of the Fund, including a majority of the Directors who are not "interested" Directors as defined in the Investment Company Act, approved a new interim investment management agreement (the "Interim Agreement") and a new definitive management agreement (the "New Agreement" and, together with the Interim Agreement, the "Agreements"), with the Fund's investment manager, Baring International Investment (Far East) Limited ("BII(FE)" or "the Investment Manager.") The terms of the Interim Agreement and the New Agreement are identical in all respects to the terms of the Fund's prior investment management agreement with BII(FE) dated September 20, 1989 (the "Prior Agreement") except that the Interim Agreement terminated on June 22, 1995 and the New Agreement became effective upon approval by the stockholders on that date and will have an initial term of two years. The Prior Agreement terminated automatically in accordance with its terms and the requirements of the 1940 Act on March 5, 1995 as a result of the acquisition on such date by Internationale Nederlanden Groep N.V. ("ING"), through its newly established wholly-owned subsidiary Baring Holding Company Limited ("Baring Holding"), of all of the outstanding stock of Baring Asset Management Holdings Limited ("BAM Holdings"), an indirect parent of BII(FE).
     BII(FE) is a Hong Kong corporation and its address is Edinburgh Tower, 15 Queen's Road Central, Hong Kong. The principal executive officer of BII(FE) is David J. Brennan, Chairman, who together with Michael D. Clegg, Administration Director, and Iris S. To, Director-Corporate Accounts, constitute BII(FE)'s Board of Directors. The address of each of these persons is 19th Floor, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong, and the principal occupation of each is their employment with BII(FE) and its affiliates.
     On February 26, 1995, Barings, of which BII(FE) was on such date an indirect wholly-owned subsidiary, Baring Brothers & Co., Ltd. ("Baring Brothers") and certain other affiliates of Barings (but not BII(FE)) announced that such entities were petitioning for court appointment of administrators as a result of losses suffered by Barings Brothers in connection with trading of equity and bond futures and options by an employee in Singapore. Effective March 5, 1995, the administrators of Barings entered into an agreement whereby ING acquired substantially all of the businesses of Baring's banking and securities operations and the outstanding stock of BAM Holdings (the "Acquisition"). As a result of the Acquisition, BII(FE) became a wholly-owned indirect subsidiary of ING on March 5, 1995. The basis of the current ownership of BII(FE) by ING is as follows:
          (a) BII(FE) is a wholly-owned direct subsidiary of Baring   Asset
Management (Asia) Holdings Limited, 19th Floor,   Edinburgh Tower, The Landmark,
15 Queen's Road Central, Hong      Kong, which in turn is a wholly-owned direct
subsidiary of  Baring Asset Management U.K. Holdings Limited, 155
     Bishopsgate, London, EC2M 2XY.
          (b) Baring Asset Management U.K. Holdings Limited is a      wholly
owned direct subsidiary of Baring International   Investment Mangement Limited,
19th Floor, Edinburgh Tower, The   Landmark, 15 Queen's Road Central, Hong Kong,
which in turn is    a wholly-owned direct subsidiary of Baring International
     Investment Management Holdings Limited, 155 Bishopsgate,    London, EC2M
2XY.
          (c) Baring International Investment Management Holdings     Limited
is a wholly-owned direct subsidiary of Baring Asset    Management Limited, 155
Bishopsgate, London, EC2M 2XY, which    in turn is a wholly-owned direct
subsidiary of Baring Asset    Management Holdings Limited, 155 Bishopsgate,
London, EC2M   2XY.
          (d) Baring Asset Management Holdings Limited is a wholly-   owned
subsidiary of Baring Holding Company Limited, 155      Bishopsgate, London, EC2M
2XY, which in turn is a wholly-owned    subsidiary of ING.